EXHIBIT 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investor Relations:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media Relations:	Christopher Katis, Ron Heckmann
(415) 439-4518

For Immediate Release

FOURTH QUARTER NET INCOME INCREASES 47% YEAR-OVER-YEAR

CONSOLIDATED SALES INCREASE 18% FROM PRIOR YEAR

POSITIVE CASH FLOW FROM OPERATIONS FOR 2003

Westlake Village, California (January 29, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported that its net income for the fourth quarter of 2003 increased 47.1% to $19.7 million, or $0.78 per diluted share, compared to net income in the fourth quarter of 2002 of $13.4 million, or $0.57 per diluted share.  Net income for the year ended December 31, 2003 increased 45.9% to $36.9 million, or $1.50 per diluted share, compared to net income for 2002 of $25.3 million, or $1.09 per diluted share.

As previously announced, consolidated net sales for the quarter ended December 31, 2003 increased 18.2% to $395.8 million from $334.8 million in the same period last year.  Net sales for the year ended December 31, 2003 increased 15.8% to $1.275 billion compared with $1.101 billion for 2002.

Marty Albertson, president and co-chief executive officer of Guitar Center, said, “We are extremely pleased with the strong performance we achieved for the quarter and the year.  Solid supply chain execution enabled us to capitalize on high traffic at our Guitar Center stores and, as a result of our improved infrastructure and systems at Musician’s Friend, we were poised to take advantage of increased Internet demand.  Through better execution in the retail business at American Music we were also able to generate increased sales and an operating loss slightly smaller than we had expected for those stores.”

Mr. Albertson continued, “Our strong financial results for the fourth quarter enabled us to meet our goal of generating positive cash flow from operations for the year.  Additionally, positive cash flow resulted in our having no borrowings outstanding on our line of credit at year-end.  Based on the increasing momentum in our business in the second half of 2003, we are optimistic in our view of 2004.”

Guitar Center Stores Turn in Strong Performance

During the fourth quarter, we opened flagship Guitar Center stores in Manhattan, New York and Nashville, Tennessee, as well as a large format store in Saginaw, Michigan.  This brings our total number of stores opened in 2003 to 14.  As reported on January 6th, net sales from Guitar Center stores were $306.3 million for the fourth quarter, an 18.2% increase from $259.2 million reported in the same period of 2002.  Comparable Guitar Center store sales increased 10% for the quarter.  Sales from new stores contributed $21 million and represent 44% of the total increase in Guitar Center store sales.  Net sales from Guitar Center stores for 2003 totaled $979.0 million, a 13.9% increase from $859.6 million in 2002.  Comparable Guitar Center store sales for the full year increased 7%.  Sales from new stores contributed $60 million and represent 51% of the total increase in Guitar Center store sales.

Fourth quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 27.7% compared with 27.9% in the fourth quarter of 2002.  This decrease reflects increased freight costs, partially offset by leveraging of occupancy costs.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 19.3% as a percentage of sales compared with 20.1% in the fourth quarter of 2002.  The decrease reflects leveraging due to higher than expected sales, partially offset by increased advertising and insurance expenses and profit sharing plan contribution accruals.

Strong Sales Growth at American Music

As previously announced, net sales from American Music stores were $11.0 million for the fourth quarter, a 14.6% increase from $9.6 million generated in the fourth quarter of 2002.  Comparable American Music store sales increased 12% for the quarter.  Net sales from

American Music stores for 2003 totaled $38.2 million, a 17.5% increase from $32.5 million in 2002.  Comparable American Music store sales for the full year increased 10%.

Fourth quarter gross margin for the American Music stores was 34.3% compared with 18.4% in the fourth quarter of 2002.  The fourth quarter 2002 gross margin was negatively impacted by inventory adjustments.  Selling, general and administrative expenses for the American Music stores were 43.4% as a percentage of sales compared with 44.2% in the fourth quarter of 2002.  Selling, general and administrative expenses reflect the continued systems implementation and infrastructure build out.  As a result, we incurred an operating loss of $1.0 million for the fourth quarter for these stores, which was slightly smaller than expected.

Direct Response Division Continues Growth

In the fourth quarter, direct response sales increased 18.9% to $78.5 million from $66.0 million in the fourth quarter of 2002.  Direct response sales increased 23.6% to $257.9 million in 2003 from $208.7 million in 2002.

In the fourth quarter, gross margin for the direct response division was 32.5% compared with 31.3% in the fourth quarter of 2002.  The increase in gross margin resulted primarily from an increase in selling margin.  Selling, general and administrative expenses for the direct response division were 20.8% in the fourth quarter compared to 20.2% in the same period last year.  The increase was primarily due to higher promotional activity to drive customers to the web site.

During the fourth quarter, we changed our method of accounting for the direct response division whereby we do not recognize revenue until the estimated date an order is received by the customer, instead of the date shipped.  This change resulted in a reduction of approximately $3.9 million in net sales, and of approximately $546,000 in net income, or $0.02 per diluted share, for the fourth quarter.

Credit Agreement Amended

We took advantage of our strong financial performance and favorable credit markets to amend our credit agreement during the fourth quarter.  The amendment extended the facility to December 2007, reduced the interest rate spreads, reduced most of the fees, and relaxed a number of the restrictive covenants including those relating to debt incurrence, acquisitions, stock repurchases and similar matters.  In light of currently expected needs, the applicable borrowing base and our desire to minimize fees, we elected to reduce the facility size to $125 million.  At December 31, 2003, no borrowings were outstanding under this facility.

Business Outlook

We have already opened a large format Guitar Center store in Brookfield, Wisconsin and a small format store in Mobile, Alabama in the first quarter of 2004.  We expect to open additional small format stores in Ft. Meyers, Florida and Toledo, Ohio during the first quarter of 2004.

Based on current business and economic conditions, we continue to expect that first quarter 2004 net sales will be in the range of $323.2 million to $333.9 million and that first quarter 2004 diluted earnings per share will be in the range of $0.31 to $0.34, consistent with the guidance we previously provided for this quarter on December 4, 2003.

The comments regarding the future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and audio webcast today at 2:00 p.m. PST to discuss financial results for the fourth quarter and year ended December 31, 2003.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial (800) 475-2151 (Domestic) or (973) 582-2710 (International) and provide the Conference ID: Guitar Center.  If you are unable to participate in the call live, a replay will be available through February 5, 2004.  To access this service, please dial (877) 519-4471 (Domestic) or (973) 341-3080 (International).  The webcast will be simultaneously available through a link on the Company’s web site at www.guitarcenter.com and may also be accessed through a link at www.companyboardroom.com.  A replay of the webcast will be available on the guitarcenter.com web site.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 124 Guitar Center stores, with 108 stores in 46 major markets and 16 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter ending March 31, 2004, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment. Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.  Our guidance also assumes that American Music achieves results in the first quarter of 2004 in line with the guidance we previously provided in the Form 8-K filed on December 4, 2003, although the infrastructure and re-merchandising projects at this business have to date required more time and resources than originally anticipated.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.